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                                                                    EXHIBIT 12.1

                             VIASYSTEMS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                     ACTUAL                  PRO FORMA
                                             ----------------------    ----------------------
                                             DEC. 1996    JUNE 1997    DEC. 1996    JUNE 1997
                                             ---------    ---------    ---------    ---------
Income before taxes and
  extraordinary item.......................  $(54,166)    $(305,603)   $(58,506)    $(28,430)
Fixed charges
  Interest expense.........................     2,503        22,127      77,597       41,470
  Amortization of deferred financing
     costs.................................       470         2,796       9,410        3,665
  1/3 of rent expense......................        83           260       1,140          437
                                             --------     ---------    --------     --------
Earnings...................................   (51,110)     (280,420)     29,641       17,142
Fixed charges..............................     3,056        25,183      88,147       45,572
                                             --------     ---------    --------     --------

Ratio of earnings to fixed charges.........       N/A           N/A         N/A          N/A
                                             ========     =========    ========     ========

Deficiency of earnings to cover fixed
  charges..................................  $(54,166)    $(305,603)   $(58,506)    $(28,430)
                                             ========     =========    ========     ========